EXHIBIT 10.10

                            COURSE CONTENT AGREEMENT
                                     BETWEEN
                           INTERNATIONAL MEDLINK, INC.
                                       AND
                              VANDERBILT UNIVERSITY


      This Course Content Agreement ("Agreement") is entered into as of February 4, 2005 ("Effective Date") by and between International MedLink, Inc., a Texas corporation with its principal place of business at 2400 Crestmoor Road, Nashville, TN 37215 ("IML") and Vanderbilt University, a Tennessee not-for-profit organization, by and through its Vanderbilt University School of Nursing, with its principal place of business at 211 Godchaux Hall, Nashville, TN 37232, ("Vanderbilt").

      WHEREAS, IML is in the business of recruiting nurses trained in the Philippines to become employees of hospitals and other health care facilities located in the United States, and has or will enter into contracts with such health care providers for placement of such nurses;

      WHEREAS, IML has employed instructors to work in facilities provided by St. Louis Review Centers, Inc. ("SLRC") to train nurses in the Philippines in order to prepare such individuals for career opportunities outside of their native countries, and, in particular, to prepare them to take the Qualifying Exam of the Commission on Graduates of Foreign Nursing Schools ("CGFNS Exam") and the National Council Licensure Examination for Registered Nurses ("NCLEX-RN");

      WHEREAS, Vanderbilt has the capability and expertise to develop course content on topics relevant to preparation of nurses for the NCLEX-RN, and IML desires for Vanderbilt to provide such course content in lecture format on videotape for IML to provide to its employees for use in training nurses in the Philippines, and Vanderbilt is willing to provide such course content on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, IML and Vanderbilt hereby agree as follows:

1 DEFINITIONS

1.1 "IML Training Program" - shall mean the educational program designed and delivered by IML to train nurses at SLRC Centers located in the Philippines to prepare them for placement in nursing jobs in the United States, including preparation for the CGFNS Exam and NCLEX-RN Exam. The IML Training Program shall only be delivered to nurses for whom IML is contractually obligated to provide such training, and only by instructors employed by IML.


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1.2   "SLRC Center" - shall mean those locations in the Philippines at which IML shall provide training to nurses.

1.3 "Vanderbilt Certification" - shall refer to the issuance by Vanderbilt of a certificate for each student who has completed a Vanderbilt Course, as certified to Vanderbilt by IML.

1.4 "Vanderbilt Courses" - shall mean courses developed by Vanderbilt faculty members and delivered in conventional lecture format via videotape, which courses shall be designed to assist instructors of nurses in preparation for the NCLEX-RN.

1.5 "Vanderbilt Materials" - shall mean course syllabi, reading materials, exercises, references, handouts and other written content developed by Vanderbilt faculty members that relate to the Vanderbilt Courses and are to be used by students in connection with the Vanderbilt Courses.

2 COURSE DEVELOPMENT AND LICENSE

2.1 Courseware Development. Vanderbilt shall develop Vanderbilt Courses and Vanderbilt Materials for inclusion in the IML Training Program to be delivered by instructors employed by IML to work at SLRC Centers located in the Philippines. Vanderbilt and its faculty members shall determine appropriate content for the Vanderbilt Courses and the Vanderbilt Materials in their sole discretion.

2.2 Delivery of Vanderbilt Courses and Materials. On or before April 1, 2005, Vanderbilt shall deliver videotapes to IML containing the Vanderbilt Courses, along with associated Vanderbilt Materials. Vanderbilt shall not be liable for delay or failure of performance of any of its obligations pursuant to this Agreement if such delay or failure is due to causes beyond its reasonable control, including without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war or terrorism, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied as soon as reasonably practicable.

2.3 Training of Instructors. Vanderbilt shall provide three (3) days annually during normal business hours of training time to be delivered to instructors who are employed by IML to teach each the IML Training Program, subject to Vanderbilt's approval as to scheduling of such training and provided that IML shall reimburse Vanderbilt as set forth in
      Section 5.3 below. The training shall cover subject matter contained within the Vanderbilt Courses and Vanderbilt Materials. IML shall be responsible to assure, and hereby represents and warrants, that all instructors who are engaged to teach the Vanderbilt Courses and use the Vanderbilt Materials have, and will continue to have during the term of this Agreement, sufficient knowledge, background, skills, and qualifications to actively participate in and understand the subject matter training, and to teach the


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      Vanderbilt Courses and Vanderbilt Materials. IML will assure, and hereby represents and warrants, that all instructors engaged to teach the Vanderbilt Courses and use the Vanderbilt Materials now and at all times during the term of this Agreement shall meet the criteria, standards and requirements of all applicable United States and Philippines accrediting bodies and governmental agencies or authorities, and IML shall hold harmless and indemnify Vanderbilt against any and all alleged or actual claims, damages, loss, liability or expense in connection with the acts or omissions of IML, SLRC, and their respective officers, directors, employees, agents, independent contractors and instructors in connection with the delivery of the Vanderbilt Courses and Vanderbilt Materials or otherwise.

2.4 License. Vanderbilt hereby grants to IML and IML hereby accepts from Vanderbilt, upon the terms and conditions herein specified, a limited exclusive license to use the Vanderbilt Courses and Vanderbilt Materials solely in connection with the IML Training Program in the Philippines for the purposes set forth in this Agreement. The license granted herein shall be limited solely to use in traditional classroom learning environments operated within SLRC Centers and located within the Philippines and shall not extend to use, display or distribution of the Vanderbilt Courses or Vanderbilt Materials via the Internet or any other distance learning application. Vanderbilt shall retain all right, title and interest in and to the Vanderbilt courses and Vanderbilt Materials and all content therein, and shall hold all right, title and interest in and to any modifications or improvements made to the Vanderbilt Courses and Vanderbilt Materials, or other derivative works. All rights not granted herein are explicitly reserved to Vanderbilt.

2.5 No Sublicense. IML shall have no right to assign, transfer or convey any of the rights granted pursuant to this Agreement.

2.6 Certification. For each student for whom IML certifies in writing to Vanderbilt that such student has completed a Vanderbilt Course in good standing as part of the IML Training Program, Vanderbilt shall issue a Vanderbilt Certification acknowledging completion of the Vanderbilt Course. IML shall hold harmless and indemnify Vanderbilt and all alleged or actual claims, damages, loss, liability or expense in connection with certifications mistakenly issued as a result of any inaccurate information provided by IML to Vanderbilt regarding such student's completion of the Vanderbilt Course.

2.7 No Representation or Warranty. VANDERBILT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING THE VANDERBILT COURSES OR THE VANDERBILT MATERIALS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VANDERBILT MAKES NO REPRESENTATION OR WARRANTY REGARDING THE TRAINING OF NURSES WHO TAKE THE VANDERBILT COURSES, THE ADEQUACY OF THE VANDERBILT


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      COURSES AND VANDERBILT MATERIALS TO PREPARE STUDENTS FOR THE CGFNS EXAM
      AND NCLEX-RN EXAM, OR THE PERFORMANCE OF NURSES ON SUCH EXAMS OR IN THE WORKPLACE. VANDERBILT HEREBY DISCLAIMS ALL WARRANTIES EXPRESS AND IMPLIED INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

3 OBLIGATIONS OF IML

3.1 Development of IML Training Program. At its sole cost and expense, IML shall design, develop, and implement all aspects of the IML Training Program including without limitation (i) assuring the establishment and availability of SLRC Centers within the Philippines suitable for conducting the IML Training Program; (ii) marketing the IML Training Program to prospective students, and handling all aspects of enrollment and registration of students; (iii) all technical aspects of the IML Training Program, including without limitation, all infrastructure and equipment, facilities, hardware, software and services necessary or appropriate to assure timely and accurate delivery and display of the Vanderbilt Courses, Vanderbilt Materials and other aspects of the IML Training Program; (iv) all financial aspects of the IML Training Program, including without limitation, providing appropriate capitalization to develop, implement and conduct the IML Training Program, entering into contracts with students and prospective employers, collection of tuition, tuition payment arrangements, payment of all teaching, technical and other staff; (v) responsibility for all academic and student matters, including without limitation, teaching and preparation of students in speaking, reading and writing English assuring that students have passed the CGFNS Exam prior to delivery of the Vanderbilt Courses and Vanderbilt Materials, scheduling of courses, distribution of necessary information and materials to students and responding to student complaints or requests for information or academic consultation, admission of students to the IML Training Program, grading and evaluation of students, hiring of trained faculty and other professionals to teach students enrolled in the IML Training Program, disciplinary actions and preparation of students for the CGFNS Exam and NCLEX-RN Exams; (vi) responsibility for all career counseling and placement arrangements for students, and all agreements with prospective employers or other organizations relating to placement of students.

3.2 Marketing. IML shall use its best efforts to market the IML Training Program to students and prospective employers, and to enter into contracts with respect to enrollment of students in the IML Training Program. IML shall not market the IML Training Program in any manner whatsoever that would suggest or imply that such program is a Vanderbilt program or that it is sponsored or endorsed by Vanderbilt, it being the understanding of the parties hereto that Vanderbilt is not responsible for the delivery of the IML Training Program and that such program is independent from the academic programs of Vanderbilt. IML shall not use the Vanderbilt name in any marketing within the Philippines. IML may refer to


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      Vanderbilt Courses and Vanderbilt Materials in its marketing materials to prospective employers in the United States, provided that IML shall obtain in the prior written approval of Vanderbilt, acting through its Associate Vice Chancellor, VUMC Communications, as to such marketing materials.

3.3 Compliance with Law; Accreditation. IML hereby covenants that: it shall comply with, and shall assure that SLRC complies with, the licensure requirements, guidelines, laws, rules, regulations, orders, decrees, and treaties of, by or between, any governmental body having jurisdiction within or outside the Philippines, including without limitation, all guidelines and resolutions issued or promulgated by the Professional Regulation Commission and the Board of Nursing of the Philippines pursuant to the Philippine Nursing Act of 1991, as amended, and the Philippine Nursing Act of 2002 ("Applicable Law"), and with the standards, policies and procedures of any applicable accrediting body or agency having jurisdiction over Vanderbilt, IML or any activity contemplated by Agreement.

4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF IML

      IML hereby represents, warrants and covenants to Vanderbilt, intending that Vanderbilt rely thereon, as follows:

4.1 IML is a corporation, duly incorporated and validly existing under the laws of the State of Texas. SLRC is a corporation, duly incorporated and validly existing under the laws of its incorporation.

4.2 Each of IML and SLRC are, and throughout the term will remain, licensed to do business in the Philippines. IML and SLRC are in compliance with Applicable Law, and have each received, and shall have a continuing obligation to obtain, all necessary consents, authorizations and approvals of, and to make any filings required by, Applicable Law or any governing body or agency or accrediting body having authority over the delivery of services and operation of the IML Training Program as contemplated by this Agreement.

4.3 IML has the full right, power and authority to enter into, and to perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by IML and constitutes the valid and binding obligation of IML, enforceable in accordance with its terms.

4.4 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the compliance with the terms of this Agreement, will not conflict with or result in a breach of any of the terms or provisions of or constitute a default under, any contract, agreement or instrument to which IML or SLRC is a party or by which IML or SLRC is bound, or any Applicable Law or any judgment, order or decree of any court or tribunal having jurisdiction over IML or SLRC.


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5 COMPENSATION

5.1 Compensation. As consideration for the license granted hereby, IML will pay to Vanderbilt the following royalties:

      5.1.1 Upfront Fees. IML shall pay to Vanderbilt Twenty Thousand Dollars ($20,000) on March 15, 2005.

      5.1.2 Completion of IML Training Program. IML shall pay to Vanderbilt Five Hundred Dollars ($500.00) per student for each student enrolled in the IML Training Program who completes the Vanderbilt Coursework. Such payment shall be due and payable not later than fifteen (15) days following the end of each Vanderbilt Course during the term hereof.

      5.1.3 NCLEX-RN Exam. IML shall pay to Vanderbilt Five Hundred Dollars ($500.00) per student for each student enrolled in the IML Training Program who passes the NCLEX-RN Exam. Such payment shall be due and payable not later than fifteen (15) days following the receipt of notification that a student has passed the NCLEX-RN Exam.

5.2 Guaranteed Minimum Payment. Notwithstanding anything herein to the contrary, in regard to the payments due pursuant to Section 5.1 above, IML guarantees to Vanderbilt a minimum of Fifty Thousand Dollars ($50,000.00) during the first year of this Agreement and a minimum of One Hundred Thousand Dollars ($100,000.00) during the second year of this Agreement.

5.3 Cost Reimbursement. IML shall pay Vanderbilt's reasonable out-of-pocket costs incurred in connection with training activities provided pursuant to
      Section 2.3 of this Agreement, including without limitation, costs incurred for travel, meals, lodging and similar expenses. Vanderbilt shall submit invoices to IML for all such costs, and INC shall remit payment to Vanderbilt within thirty (30) days of receipt of invoice.

5.4 Payment. All payments due pursuant to this Agreement shall be made when due, without offset or deduction, by check made payable to Vanderbilt University and sent to Vanderbilt University Medical Center, Mr. Stephen Todd, Associate Director of Academic Research and Enterprise, Department of Finance, Dept AT 40303, Atlanta, GA 31192-0303.

5.5 Audit Rights. IML will provide Vanderbilt, at no cost to Vanderbilt, with monthly reports of numbers of students enrolled in the IML Training Program. Vanderbilt shall have the right to audit the financial books and records of IML and SLRC in order to verify the amounts due to Vanderbilt under this Agreement. Such audit shall be conducted at Vanderbilt's expense, except that IML shall be obligated to reimburse Vanderbilt for the full cost and expense of any audit that reveals an underpayment of compensation due to Vanderbilt pursuant to this Agreement of five percent (5%) or more. IML shall, and shall cause SLRC to, maintain and keep available their respective books and records for inspection by


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      Vanderbilt at any time during the term of this Agreement and for two (2)
      years thereafter.

5.6 Reporting. IML shall develop tools for evaluation of the IML Training Program, including without limitation, performance data for students enrolled in the IML Training Program, employer satisfaction surveys, and student satisfaction surveys. IML shall prepare, keep and maintain reports setting forth the results of such evaluations, and shall provide the same to Vanderbilt from time to time upon request.

6 TERM AND TERMINATION

6.1 Term. The term of this Agreement shall be two (2) years and shall commence on April 1, 2005 and terminate on March 31, 2007. This Agreement may be extended for additional one (1) year terms by mutual written agreement signed by the parties hereto.

6.2   Termination. This Agreement may be terminated as follows:

      6.2.1 If, for any reason, either party fails to satisfactorily fulfill in a timely or proper manner its obligations under this Agreement or breaches any of the promises, terms or conditions of this Agreement without having cured such breach to the satisfaction of the non-breaching party within thirty (30) days of written notice of default by the non-defaulting party, or, in the case of a failure to make payment when due, within ten (10) days of written notice of default by the non-breaching party, the non-breaching party shall have the right to terminate this Agreement immediately upon written notice to the other party.

      6.2.2 Either party to this Agreement shall have the right to terminate this Agreement without cause by giving written notice to the other party of such termination pf at least thirty (30) calendar days before the effective date of such termination. For termination of any type, any other provision to the contrary notwithstanding, the breaching party shall not be relieved of liability to the non-breaching party for damages sustained because of any breach of this Agreement.

      6.2.3 In the event that either party shall become insolvent or make a general assignment for the benefit of creditors, the other party may terminate this Agreement immediately upon written notice to the party undergoing such insolvency or general assignment.

      6.2.4 In the event that either party sells all or substantially all of its assets, there is a sale of a majority ownership of either party, or there occurs a material change in management or ownership of either party (each, a "Change in Control"), the other party may terminate this Agreement immediately upon written notice to the party undergoing such Change in Control.


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6.3   Effect of Termination. Immediately upon termination of this Agreement IML shall cease use of the Vanderbilt Courses, the Vanderbilt Material, and the use of the Vanderbilt name in connection with any marketing activities or otherwise. Immediately upon termination of this Agreement, all rights of IML shall revert to Vanderbilt, and IML, at its sole cost and expense, shall return all Vanderbilt Courses and Vanderbilt Materials in its possession to Vanderbilt and shall so certify in writing to Vanderbilt. IML shall be liable Vanderbilt for any payments due through the date of termination of this Agreement and, following termination, for payments subsequently due pursuant to Sections 5.1.2-5.1.3 hereof for students who are enrolled in the IML Training Program as of the date of termination of this Agreement.

7 INDEMNIFICATION AND INSURANCE

7.1 Indemnification. In addition to the indemnities provided by IML pursuant to Sections 2.3 and 2.6 above, IML shall indemnify and hold harmless Vanderbilt, its officers, directors, employees and agents (each, a "Vanderbilt Indemnitee") from and against any damage, loss, liability, fine, penalty, charge, administrative or judicial proceeding or order, judgment, enforcement action of any kind, cost or expense (including reasonable attorneys' fees and legal expense) incurred by or imposed upon any Vanderbilt Indemnitee in connection with any claims, suits, actions, demands or judgments arising out of any theory of law (including, but not limited to, actions in the form of tort, warranty, or strict liability) resulting from or arising out of (i) any breach of IML's obligations or covenants pursuant to this Agreement, (ii) any inaccurate representation or warranty made by IML pursuant to this Agreement, (iii) the operations, business, contracts, or activities of IML or SLRC or any of their respective employees, instructors, or independent contractors relating to the IML Training Program or otherwise, including without limitation, claims by students, employers or instructors of any nature whatsoever,
      (iv) any breach of IML's or SLRC's obligations or covenants pursuant to any agreement with a prospective employer involving the placement, qualifications, or conduct of students, or (v) any act or omission by IML, SLRC or any of their respective officers, directors, employees, independent contractors, instructors or agents.

7.2   Insurance

      7.2.1 Both parties shall maintain for the term of this Agreement comprehensive general liability insurance, including broad form contractual in a minimum amount of $1,000,000/$3,000,000. The coverage shall bear an endorsement precluding cancellation or reduction of coverage.

      7.2.2 Both parties shall procure and maintain for the term of this Agreement professional liability insurance, in a minimum amount of $1,000,000/$3,000,000 in coverage for all of its personnel who may participate in this Agreement. Such coverage shall be for a minimum of five (5) years following expiration or termination of this Agreement and


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            shall provide for a retroactive date no later than the inception date of this Agreement.

      7.2.3 IML shall also procure and maintain general liability insurance meeting the requirements of Section 7.2.1 above covering risk associated with SLRC's operations as they relate to the IML Training Program.

      7.2.4 Each party shall provide the other party with Certificates of Insurance evidencing the above coverage. The coverage shall bear an endorsement precluding cancellation or reduction of coverage.

      7.2.5 Any insurance coverage required of Vanderbilt as stated above may be provided through a program of self-insurance.

7.3 Notification of Claims. IML agrees to notify Vanderbilt as soon as possible in writing of any incident, occurrence, or claim arising out of or in connection with this Agreement which could result in a liability or claim of liability to Vanderbilt. Vanderbilt shall have the right to investigate said incident or occurrence and IML will cooperate fully in this Investigation.

8 CONFIDENTIALITY

8.1 Treatment of Confidential Information. It may be necessary for one party to disclose to other party certain confidential or proprietary information, which is identified by the disclosing party as "confidential." In such event, the receiving party agrees to preserve such identified information as confidential. The obligation of confidentiality shall not apply to information which:

      8.1.1 is now in the public domain or which becomes generally available to the public through no fault of the receiving party; or

      8.1.2 is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; or

      8.1.3 is disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or

      8.1.4 is independently developed by the receiving party (by activity not associated with the rights licensed hereunder) as can be demonstrated by documentary evidence; or

      8.1.5 is required to be disclosed by law or government authority.

9 MISCELLANEOUS

9.1 Use of Vanderbilt Name. IML agrees not to identify Vanderbilt or to use the name of Vanderbilt, its faculty, trustees, officers, employees, or students, or any


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      trademark, service mark, trade name, or symbol of Vanderbilt, or that is associated with any of them, promotional advertising, marketing, or other similar materials without Vanderbilt's prior written consent, acting through its Associate Vice Chancellor, VUMC Communications. It is agreed that IML shall not seek to refer to Vanderbilt in any materials within the Philippines. As to marketing materials to be used in connection with IML's placement activities within the United States, IML shall seek prior written consent for any references in such materials to Vanderbilt, in accordance with the provisions of this Section 9.1.

9.2 Notices. All notices or other communications provided for in this Agreement shall be given to the parties addressed as follows:

                             IML:      Evans M. Clements III
                                       International MedLink, Inc.
                                       2400 Crestmoor Road
                                       Nashville, Tennessee 37215

                        Vanderbilt:    Linda Norman, Associate Dean
                                       Vanderbilt School of Nursing
                                       201 Godchaux Hall
                                       Nashville, TN 37232

                                       Mr. Steve Todd
                                       Director of Finance and Administration
                                       School of Medicine
                                       Vanderbilt University
                                       CCC-3315 Medical Center North
                                       Nashville, TN 37232-2104

                    with copies to:    Vanderbilt University
                                       Office of Grants and Contracts Management
                                       3319 West End Avenue, Suite 100
                                       Nashville, TN 37203-6869

                                       Vanderbilt University
                                       Office of the General Counsel
                                       2100 West End Avenue, Suite 750
                                       Nashville, TN 37203
                                       Attention: Julia S. Faber

9.3 Survival. The terms and provisions of Articles 7 and 8 hereof shall survive the expiration or termination of this Agreement.

9.4 Assignment and Binding Effect. Neither party shall assign, subcontract, or transfer any of its rights or obligations under this Agreement to a third party without the prior written consent of the other party. If an assignment, subcontract, or transfer of rights does occur in accordance with this Agreement, this


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      Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

9.5 Independent Contractor. Each party shall be considered to be an independent contractor and shall not be construed to be an agent or representative of the other party, and therefore, shall have no liability for the acts or omissions of the other party. In addition, neither party, nor any of its employees, agents, or subcontractors, shall be deemed to be employees or agents of the other party. Therefore, neither party, nor any of its employees, agents or subcontractors, shall be entitled to salary, workers compensation, or employee benefits of the other party by virtue of this Agreement.

9.6 Written Amendments and Waiver. This Agreement cannot be amended, modified, supplemented or rescinded except in writing signed by the parties hereto.

9.7 Governing Law and Jurisdiction. This Agreement shall be governed in all respects by, and be construed in accordance with, the laws of the State of Tennessee. Each party hereby consents to the jurisdiction of all state and federal courts situated in Davidson County, Tennessee, agrees that venue for any such action shall lie exclusively in such courts, and agrees that such courts shall be the exclusive forum for any legal actions brought in connection with this Agreement or the relationships among the parties hereto.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes any other agreements, restrictions, representations or warranties, if any, between the parties hereto with regard to the subject matter herein.

9.9 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

9.10 No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

9.11 Headings. The Article headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives and thereby become effective on the date specified above.

FOR INTERNATIONAL MEDLINK, INC.

/s/ Evans M. Clements, III                                  01/25/05
------------------------------------------
Name: Evans M. Clements, III                             Date
Title: CEO
FOR VANDERBILT UNIVERSITY

Recommended by:

/s/ Linda D. Norman                                        01/31/05
--------------------------------------------
Linda D. Norman                                          Date
Senior Associate Dean, School of Nursing

Approved by:

/s/ Jeff Kaplan                                            02/04/05
--------------------------------------------
Jeff Kaplan                                               Date
Associate Vice Chancellor for Health Affairs


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